K&M INTERNATIONAL
港澳國際

TO： Roberto

Date：2014/10/21

From：k&m international co.,ltd

No：KM20141021

FAX/TEL：0755-61280809

Contact person：RUNKY

UK NEW COMPANY APPLYING

TV productos pro Co.,LTD

new Business Registration Certificate Fee (office. fee)

Company Secretary Fee

(*As a normal & sound practice, we suggest you to appoint of our company as the Company Secretary to handle necessary documents filing, including the preparation of Minutes and change of company details as required by the Companies Registry.)

certified true copy by CPA,for open the bank account need

Company Kit with incorporation documents(official seal, Green Box Of company

Our service Fee

total fee

USD 4160.00

付美元 **PAY DOLLAR:**

BANK OF CHINA （HONG KONG）LIMITED

銀行賬號 A/C NO：012 70992064716

swift address:BKCHHKHHXXX

開戶人 account holder：CHEN XIRUN

付港币账号 PAY HKD

中國銀行(香港)有限公司

BANK OF CHINA （HONG KONG）LIMITED

銀行賬號 A/C NO：012 70900053742

開戶人 account holder：CHEN XIRUN